Exhibit 10.40.1

Final Revised 5/26/05

PORT OF KODIAK

PREFERENTIAL USE AGREEMENT

City of Kodiak and Horizon Lines of Alaska, LLC

This Preferential Use Agreement (“Agreement”) is made and entered into as of January 1, 2005, between the City of Kodiak (“City”) and Horizon Lines of Alaska, LLC (“Horizon Lines”), a limited liability company organized under the laws of the state of Delaware. The City and Horizon Lines are collectively referred to as “the parties.”

I.	PREFERENTIAL USE

A.	Description of Premises. The City and Horizon Lines agree that Horizon Lines vessels calling to load and discharge containerized cargo on a scheduled basis shall be entitled to preferential berthing rights at the Port of Kodiak Pier III Terminal in accordance with the terms and conditions set forth in this Agreement. The berthing area which is subject to Horizon Lines’ preferential rights under this Agreement, as shown on Exhibit A, consists of ~~4.46~~ [5.39] acres for freight operations; a container terminal dock, 490 feet by 64 feet with an overall length of 880 feet, bollard to bollard, and an approximate depth of minus 38’ MLLW; and a 30-[long] ton Paceco container crane.

B.	Use of Pier III Terminal by Horizon Lines. The City hereby grants Horizon Lines the right to use and occupy the Pier III Terminal in connection with its transportation business and such activities as are related thereto, during the term of this Agreement as follows:

1.	Preferential Berthing and Crane Use Rights.

a.	Horizon Lines shall have the preferential right to use the Pier III dock, berth, and container crane for purposes of mooring, docking, loading, or discharging Horizon Lines’ vessels, including ships, barges, or other water craft which are owned, operated, or chartered by or for Horizon Lines or any affiliated or related company, or which are used in connection with any of Horizon Lines’ freight operations, or a vessel owned or operated by an entity with which Horizon Lines has a connecting carrier, consortium, or rationalization agreement, if, and to the extent that, said vessel is carrying cargo on Horizon Lines’ behalf.

b.	The preferential right of use provided by this paragraph is defined to mean that Horizon Lines shall be accorded the right, after furnishing a vessel schedule, to berth a vessel and utilize the container crane in preference to any other user immediately upon the vessel’s arrival in Kodiak harbor, provided that (a) the vessel arrives during a period of twelve (12) hours before or after the arrival time designated in a vessel schedule on file with the City Harbormaster (which schedule may be changed from time-to-time upon ten (10) days written notice), or (b) the vessel arrives at an arrival time designated at least eight (8) hours in advance by radio or other message from Horizon Lines to the City Harbormaster.

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c.	The preferential rights herein provided shall apply whether or not the Pier III dock and crane are being used by any other vessel, and any other such vessel, barge or craft occupying the berth at the time of arrival of Horizon Lines’ vessel during a preferential berthing period shall be removed immediately from the berth at no cost to Horizon Lines.

d.	Horizon Lines shall make a reasonable effort to vacate the berth within six (6) hours after working cargo; provided however, should weather conditions prevent the ship from leaving safely, an extension may be granted by the City Harbormaster.

e.	Horizon Lines agrees that during the term of this Agreement, its Kodiak representative, upon request, will furnish the City Harbormaster with information as to the position, estimated time of arrival in Kodiak, and estimated port time of any vessel due to arrive in Kodiak which will claim preferential berthing rights under this Agreement.

2.	Preferential Use of Storage, Marshaling Areas, Ways and Facilities Other Than the Berth, Dock Access and Container Crane. Horizon Lines shall have a continuing preferential right to use and occupy the storage, marshaling areas, parking areas, access ways, and all improvements included in the Pier III Terminal other than the berth, dock, and container crane for its freight operations, including, without limitation, the operations of loading, unloading, working, parking, and storage of cargo, vans, chassis, trucks, and other equipment. “Preferential right” as used in this paragraph is defined to mean that Horizon Lines’ use and occupancy of the Premises shall have first priority over any use and occupancy of the Premises by others which interferes with Horizon Lines’ operation, at no cost to Horizon Lines other than as elsewhere set forth in this Agreement.

3.	Reservation of Secondary Rights. The City specifically reserves to itself secondary rights to use and occupy the Pier III Terminal, or portions thereof, subject to the priorities of use accorded to Horizon Lines under this Agreement. The City agrees that it will issue tariffs governing the rates, charges, and conditions for the secondary use of the Pier III Terminal by others, and shall assess reasonable rates and charges to secondary users of the facility.

4.	Berthing of Horizon Lines Barges. In addition to preferential berthing for loading and unloading cargo as provided above, barges owned, chartered, or operated by Horizon Lines shall be allowed to berth at Pier III, unless the City Harbormaster requests their removal to allow the use of Pier III by other vessels. In such event, the City Harbormaster will notify the barge /tug captain as early as possible of the time the barge must clear the pier. The barge may be moved to a City mooring buoy, if available.

II.	PAYMENTS

A.	Horizon Lines shall pay to the City wharfage fees at the rate of $4.10 per ton for cargo moving westbound through Dutch Harbor to Asia or Russia, and $2.65 per ton for all other cargo.

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B.	Horizon Lines shall submit to the City within ten days of the end of each month a statement detailing the vessel dockage and cargo tonnage handled during the previous month.

C.	Transhipped/transloaded cargo shall be subject to a single-move, one-time wharfage charge at the rates specified in paragraph A above.

D.	All Horizon Lines ships (as described in Section I.B.1, except barges) shall pay dockage fees of $1.59 per foot per 12-hour period or portion thereof.

E.	All Horizon Lines barges shall pay dockage fees of $1.10 per foot per 12 hours, or any portion thereof. The barge dockage fees apply to Piers I, II and III. Barges on the mooring buoy shall pay the daily open moorage rate per the City’s Schedule of Fees and Charges. However, Horizon Lines barges at the mooring buoy will not be charged, and will have preferential use, only if Horizon Lines bears the cost of repairing, installing and maintaining the city-owned buoy. Horizon Lines will hold the City harmless if the buoy or its anchorage system fails, unless such failure arises from the negligence, gross negligence, or willful misconduct of the City or its employees, agents, or servants, with respect to which Horizon Line’s obligations to hold the City harmless under this paragraph shall be limited to that portion of any such failure not attributable to the City.

F.	Payments made under this Agreement do not reduce or modify the liability of Horizon Lines for other fees or charges set out in the general tariff applicable to the City of Kodiak, except wharfage and dockage fees and fees for use of the Paceco crane as described in this Agreement. With respect to wharfage, dockage and crane fees, however, this Agreement shall supersede any charges set forth in the City tariff.

G.	All amounts due under this Agreement that are not paid within thirty days of the date of invoice thereafter shall bear interest at the rate of 12% per annum for as long as the delinquency continues.

H.	For use of the facilities depicted on Exhibit “A”, including the Paceco crane, and in addition to wharfage, dockage, and other fees or charges elsewhere specified in this Agreement, Horizon Lines agrees to pay the sum of $282,088 annually in equal monthly installments of $23,507.33 throughout the lease term, said payments to be due in advance on the first day of each month.

III.	TERM OF AGREEMENT

A.	The term of this Agreement shall begin January 1, 2005, and shall terminate June 30, 2009. Notwithstanding the foregoing, the City retains the right to declare a default hereunder and terminate the Agreement should the Lessee fail to perform any covenant hereof or pay any sum due hereunder within thirty (30) days after written notice specifying the alleged violation or default by the Lessee.

B.	During the term of this Agreement, both Horizon Lines and the City shall have the option to terminate this Agreement early, with 30 days notice, by either party giving written notice of its election to do so. In the event of any such early termination, the City and Horizon Lines shall each fully, faithfully, and timely perform all of their obligations under this Agreement through such early termination date.

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IV.	USE OF AREA

A.	Horizon Lines shall not use the Premises or any facilities for any unlawful purposes.

B.	Horizon Lines shall use the Pier III Terminal area solely for freight transportation purposes.

C.	Horizon Lines is entitled to quiet enjoyment of the Premises provided that Horizon Lines does not breach the terms of this Agreement.

V.	MAINTENANCE AND REPAIR OF PREMISES

A.	The City shall maintain and repair, at its own expense, the utilities (water, sewer, storm drainage, and electrical), common roadways and the dock structures (less mooring capstans) as shown on Exhibit A. In no event shall the City be obligated to repair or otherwise attempt to mitigate or respond to damages resulting from Horizon Lines’ use of the dock and pavement pursuant to this Agreement; except that the City shall be obligated to repair or otherwise attempt to mitigate or respond to damages resulting from an act or omission by the City or a third party. The City shall insure that other users of Pier III, if any, keep it clean and orderly.

B.	Horizon Lines shall, at its own expense, provide all routine preventive maintenance, repairs, and replacements to the structures shown in Exhibit A, including: marine department building, maintenance facility building, Paceco container crane and rails, overhead lights, electric pedestals, van back stack area, and electric capstan mooring units; provided however that if the Premises are damaged or destroyed by fire or other casualty, however caused, the City, at its expense, is obligated pursuant to paragraph V.F hereof to repair, rebuild, replace and restore the Premises to a condition comparable to that which existed immediately prior to the fire or other casualty or to terminate this Agreement.

C.	Asphalt Area: Horizon Lines will maintain and repair all asphalt pavement in good condition. Horizon Lines will provide all snow removal and de-icing of the Pier III Terminal. Horizon Lines shall keep the premises clean, orderly, and free of rubbish. If Horizon Lines fails to adequately remove snow, ice, or debris, the City may furnish the necessary equipment and manpower to provide this service in which event Horizon Lines shall promptly pay the City’s billings for such services.

D.	Horizon Lines shall provide the City Harbormaster a semi-annual maintenance and repair report on any single incident of damage or repair over ten thousand dollars ($10,000).

E.	Within thirty (30) days after each anniversary of the date of this Agreement, Horizon Lines and the City agree to inspect the Premises and prepare a report describing the condition of the Premises and specifying any items in need of repair. The party responsible for those repairs shall start those repairs within thirty days after the report is prepared and shall promptly complete them.

F.	If, at any time during the term of this Agreement, the Premises are damaged or destroyed by fire or other casualty, however caused, the City may elect either (i) at its expense, to repair, rebuild, replace and restore the Premises to a condition comparable to that which existed immediately prior to the fire or other casualty, or (ii) to terminate this Agreement. In the event the City elects to repair, rebuild replace or restore the Premises, payments

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under this Agreement shall be abated in proportion to the extent that the Premises are not usable by Horizon Lines during the time the unusable areas remain unrepaired or unrestored.

G.	The City shall maintain a depth of approximately minus 38 feet MLLW in the berthing area.

H.	Horizon Lines shall make no alterations, additions, or improvements to the Pier III Terminal without the prior written approval of the City. At the expiration of this Agreement, or any renewal thereof, any such improvements shall become the property of the City.

I.	Horizon Lines acknowledges having inspected or having been given a full opportunity to inspect the Premises and hereby accepts them in their present condition, and shall at the termination of this Agreement surrender said Premises in as good a condition and repair to the City, reasonable wear and tear excepted.

VI.	INDEMNITY

A.	Horizon Lines shall indemnify and hold harmless the City and its elected and appointed officials, employees, agents, and servants from any and all losses, expenses, damages, demands, and claims by any person in connection with or rising out of any injury (including death) to persons or in connection with damage to property or the natural environment, sustained in whole or in part as a result of Horizon Lines’ use and operation of the crane, its occupancy and maintenance of the Premises, and/or exercise of its rights under this Agreement or Horizon Lines’ breach of this Agreement. Horizon Lines shall defend all suits and actions brought against the City and any of its elected or appointed officials, employees, agents or servants from any such injury or damage and shall pay all damages, costs, and expenses, including attorney’s fees incurred in connection with the suits or actions. The only exception to this indemnity provision shall be for claims resulting from the negligence, gross negligence, or willful misconduct of the City or its employees, agents, or servants, and for claims resulting from an act or omission of a third party, with respect to which Horizon Lines’ obligations under this paragraph shall be limited to that portion of any such claim not attributable to the City and not attributable to a third party.

B.	This indemnity provision specifically includes all environmental damage that may result from Horizon Lines’ operations under this Agreement and any penalties or fines which may be assessed in connection therewith.

C.	Claims arising in whole or in part out of any incident or event occurring during the term of this Agreement or any extension or renewal of it shall be covered by the provisions of this section VI even though they may not have been asserted or discovered until after the expiration of said term.

VII.	REMEDIES

A.	If Horizon Lines is in material default under any provision of this Agreement, the City may terminate this Agreement and/or pursue any other remedies available to it by law; provided, however, that if the default is of such a nature that prompt action by Horizon Lines can effect a complete cure, and if the same or similar default has not previously

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PREFERENTIAL USE AGREEMENT	Page 5 of 9

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occurred during the term of this Agreement, then before terminating this Agreement the City shall give Horizon Lines notice of the default and a reasonable opportunity to cure the same, which opportunity shall in no event exceed thirty (30) days. If default occurs and is either not subject to cure pursuant to the foregoing sentence or is not cured within a reasonable time as specified by the City, the City may re-enter the Premises by summary proceedings or otherwise, and expel Horizon Lines’ property at Horizon Lines’ expense.

B.	If Horizon Lines shall be adjudicated bankrupt, or if Horizon Lines shall make a general assignment for the benefit of creditors, or if in any proceeding based on the insolvency of Horizon Lines a receiver of Horizon Lines property is appointed, then the City may terminate this Agreement by giving notice to Horizon Lines of its intention to do so. However, neither bankruptcy, insolvency or an assignment for the benefit of creditors nor the appointment of a receiver shall affect this Agreement or permit its termination provided that the covenants on the part of Horizon Lines to be performed under this Agreement are performed by Horizon Lines, a receiver, or a trustee in bankruptcy.

VIII.	UTILITIES

A.	During the term of this Agreement, except as provided in paragraph B of this section, Horizon Lines shall pay the providers directly for all utility bills and accounts for utility services used or consumed by Horizon Lines on or in connection with the Premises, including all operating costs for the Paceco 30-ton crane.

B.	The City shall provide water and sewer service to the Premises at no charge to Horizon Lines.

C.	If upon the beginning of the term of this Agreement the facilities associated with the Pier III dock and terminal or any part of them are the subject of a contract between the City and any other party for the provision of janitorial or similar services to those facilities, then Horizon Lines shall honor that contract for the remainder of its term, at which time Horizon Lines shall be responsible for obtaining its own janitorial services. In the event such a contract includes premises other than those described herein, Horizon Lines shall reimburse the City for a reasonable proportionate share of the cost thereof.

IX.	INSURANCE

A.	While this Agreement is effective, Horizon Lines shall either (i) carry and keep in force, liability insurance with a carrier or carriers acceptable to the City covering the City for all operations under this Agreement in an amount not less than $2,500,000 in the aggregate for injury or death to persons and $2,500,000 in the aggregate for property damage or (ii) prove to the satisfaction of the City that it has sufficient financial resources to be self-insured. In the event of a loss, Horizon Lines shall be solely responsible for any deductibles. The City acknowledges that Horizon Lines’ current financial situation is adequate for self-insurance. At least sixty (60) days prior to each anniversary date of this Agreement, Horizon Lines shall provide to the City such evidence of its financial condition as the City may reasonably require. The City shall have thirty days thereafter to review the information and determine whether it will accept self-insurance for the following year or require Horizon Lines to obtain insurance. The acceptance by the City of self insurance on the part of Horizon Lines under this section IX shall in no way be construed as limiting its obligations under section VI, above, entitled “Indemnity”.

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B.	In addition to the coverage described in paragraph A above, Horizon Lines shall provide fire and extended coverage for all perils including fire, collapse, earthquake, earth tremor, sea quake, sea tremor, and flood in an amount equivalent to the full replacement value of all facilities described in Exhibit A, including the dock and the crane. Horizon Lines may self-insure for the additional coverage required by this paragraph B subject to the same conditions as apply to the immediately preceding paragraph A.

X.	RIGHT OF INSPECTION

A.	The City shall have the right to inspect the Premises without prior notice to ensure compliance with the terms of this Agreement.

B.	The City shall have the right to audit Horizon Lines’ records and to require Horizon Lines to prepare summaries or reports from its records to determine compliance with the payment terms of this Agreement.

XI.	TAXES

A.	In addition to the fees and charges provided in this Agreement, Horizon Lines shall pay when due all taxes and other charges which are levied at any time during the term of the Agreement upon the leasehold interest and any improvements on the Premises. If the City receives a notice of assessment from any taxing jurisdiction claiming that the City or Horizon Lines is liable for any tax or charge for which Horizon Lines has agreed to make payment under this paragraph, the City shall notify Horizon Lines in writing no later than thirty (30) days after receipt of the claim. If the City fails to provide Horizon Lines such notice, Horizon Lines shall have no obligation to pay the tax or charge.

B.	If Horizon Lines has a reasonable basis to contest, protest, or appeal (the “Appeal”) the imposition or amount of any tax or charge, Horizon Lines, at its own expense, may prosecute the Appeal, in which case the City shall cooperate fully with Horizon Lines including, but not limited to, providing documentation and other information as required for Horizon Lines to settle or sustain the Appeal. If Horizon Lines prosecutes the Appeal, and if, but only if, such proceedings suspend enforcement and collection of the tax or charge, and no part of the Premises or any interest therein is or will be in danger of being sold or forfeited, Horizon Lines shall have no obligation to pay the tax or charge until the taxing jurisdiction’s decision that the City or Horizon Lines is liable for the tax or charge becomes final. If any of the Premises is subjected to a lien which is not discharged within 30 days after Horizon Lines receives notice of such lien, Horizon Lines shall deposit with the City cash, a sufficient corporate surety bond or other security satisfactory to the City in an amount adequate to provide for the discharge of the lien plus any interest, costs, attorneys’ fees or other charges that could accrue as a result of such contest.

XII.	ASSIGNMENT OF RIGHTS

Horizon Lines may not assign or sublease any rights or interests under this Agreement except to a subsidiary or affiliated corporation wholly owned by Horizon Lines (and/or one of its wholly owned subsidiaries or to any affiliate after five (5) days notice to the

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PREFERENTIAL USE AGREEMENT	Page 7 of 9

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City) without prior written consent of the City, which consent the City shall not unreasonably withhold. Should the City consent to an assignment or sublease Horizon Lines shall nevertheless remain liable for the performance of all of its obligations under this Agreement and the acceptance by the City directly from an assignee or sublessee of any payments or other performance due under this agreement shall not be construed as a waiver of Horizon Lines’ continuing liability. A change of control of Horizon Lines does not constitute an assignment or sublease for purposes of this provision.

XIII.	SEVERABILITY

If any part, term or provision of this Agreement is declared null or unenforceable by a court of competent jurisdiction, the validity and enforceability of the rest of this Agreement shall not be affected.

XIV.	WAIVERS

No waiver by Horizon Lines or the City of any covenant or condition of this Agreement shall be construed as a waiver of any other covenant or condition, nor shall the waiver of one breach be considered as a waiver of any other breach.

XV.	SURRENDER

Horizon Lines agrees not to encumber the Premises at any time during the term of this Agreement. Horizon Lines agrees that the Premises shall not be subject to any liens, charges or encumbrances and agrees that at the expiration of the term of this Agreement it will deliver to the City or its designee, the Premises in good condition (ordinary wear and tear excepted) and without liens, charges, or encumbrances.

XVI.	MODIFICATIONS AND NOTICES

A.	No modification of this Agreement shall be effective unless agreed to by Horizon Lines and the City in writing. No modification of one provision of this Agreement shall be considered a waiver, breach or cancellation of any other provision.

B.	All notices required to be given under this Agreement shall be effective on the date of receipt and shall be mailed to the parties at the following addresses: Horizon Lines of Alaska, LLC, 1717 Tidewater Road, Anchorage, Alaska 99501; City Manager, City of Kodiak, 710 Mill Bay Road, Room 220, Kodiak, Alaska 99615. Any notice or document delivered by facsimile transmission to a facsimile machine at which the recipient routinely receives such transmissions shall be effective upon the date of receipt of the complete and fully legible document (so long as the original is also mailed in accordance with this paragraph) unless the transmission occurred outside of the usual business hours of the recipient, in which event the document shall be deemed to have been received on the next business day.

XVII.	ANTI-DISCRIMINATION

During the performance of this Agreement, Horizon Lines agrees:

A.	In connection with its performance under this Agreement including construction, maintenance, and operation of or on the Premises, Horizon Lines will not discriminate against any employee or applicant for employment because of age, race, color, ancestry, religion, sex, or national origin.

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B.	Horizon Lines and its employees shall not discriminate, by segregation or otherwise, against any person on the basis of race, color, ancestry, religion, sex, or nationality by curtailing or refusing to furnish accommodations, facilities, services, or use privileges offered to the public generally.

C.	Horizon Lines shall include and require compliance with the above non-discrimination provisions in any subletting or subcontract made with respect to construction or maintenance operations under this Agreement.

XVIII.	ALASKA LAW

The parties agree that this Agreement was entered into in the State of Alaska, that Alaska law will govern its interpretation and application, and that venue of any suit or other action arising out of this Agreement shall be in Alaska.

XIX.	BINDING ON SUCCESSORS AND ASSIGNS

All provisions of this Agreement shall inure to the benefit of and be binding on the parties, their successors, and permitted assigns.

XX.	COMPLETE AGREEMENT.

This Agreement, including Exhibit A hereto, and the Terminal Operation Agreement and Warehouse Lease Agreement, both dated January 1, 2005, between Horizon Lines and the City, constitute the final agreement between the parties. They are the complete and exclusive expression of the parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous oral and written negotiations and agreements between the parties on the matters contained in this Agreement are expressly merged into and superseded by the aforementioned agreements.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date or dates indicated beneath the signature of their respective officers or agents.

CITY OF KODIAK		Horizon Lines of Alaska, LLC
710 Mill Bay Road, Room 220		1717 Tidewater Road
Kodiak, AK 99615		Anchorage, Alaska 99501

/s/ Linda L. Freed		/s/ Marion G. Davis
Linda L. Freed	Date 6/22/05	Marion G. Davis	Date 6-15-05
City Manager		Manager, Seafood and Southern/Western AK

ATTEST:		ATTEST:

/s/ Debra L. Marlar		/s/ Clifford E. Farley
Debra L. Marlar	Date 6/22/05	Clifford E. Farley	Date 6-16-05
City Clerk		Manager, Kodiak Terminal Operations

CITY OF KODIAK/HORIZON LINES OF ALASKA
PREFERENTIAL USE AGREEMENT	Page 9 of 9

Port o
Preferential l
Exh

AREA SURVEYED
VICINITY MAP

LEGEND
These standard symbols will be found in the drawing.
BRASS CAP MONUMENT FOUND
STATE CENTERLINE MONUMENT
ALUMINUM CAP FOUND
N
REZANOF DRIVE WES
N 45°20'22" E 1157.20' MEASURED
(N 45°20'Z" E 1157.46') RECORDED
STATE OF ALASKA
"A"
"B"
AREA "B" = 3.39 ACRES
TRACT B
AREA "C" = 0.70 ACRES
ALASKA TIDELAN.
N 16°37'54" W
21.77'
N 52°04'51" E
275.80
CITY OF KODIAK
S 46°56'46" E
34.53'
DOTTED AREA REPRESENTS EXHIBIT "A"
ST. P
0' 100' 200' 300'

diak
Agreement
A

GRAVEL DRIVE
STATE OF ALASKA
RIGHT OF WAY
N 63°51'28" E
757.46'
CITY OF KODIAK
R=4760.96' D=5°52'45"
A=488.53'
S 67°38'43" W
657.67'
CAT WALK

AREA OCCUPIED BY PIER 3 (PAVEMENT, STRUCTURES AND BUILDINGS) INSIDE THE STATE RIGHT OF WAY = +/- 2.00 ACRES AREA "A".

AREA OCCUPIED BY PIER 3 (PAVEMENT, STRUCTURES AND BUILDINGS) OUTSIDE THE STATE RIGHT OF WAY = +/- 3.39 ACRES AREA "B"
AREA "C" =+/- 0.70 ACRES

CONTAINER TERMINAL DOCK AREA = +/- 0.70 ACRES AREA "C"

TOTAL AREA OF CONTAINER TERMINAL = +/-6.09 ACRES

REFERENCES:

1. STATE OF ALASKA DEPARTMENT OF NATURAL RESOURCES DIVISION OF LANDS ANCHORAGE, ALASKA ALASKA TIDELAND SURVEY NO. 1266 DATED 12-07-1993.
2. STATE OF ALASKA DEPARTMENT OF NATURAL RESOURCES DIVISION OF LANDS ANCHORAGE, ALASKA ALASKA TIDELAND SURVEY NO. 839 DATED 08-04-71.
3. STATE OF ALASKA DEPARTMENT OF NATURAL RESOURCES DIVISION OF LANDS ANCHORAGE, ALASKA ALASKA TIDELAND SURVEY NO. 49 (SM 376 229) DATED 12-21-1961.
4. ALASKA ROAD COMMISSION PLAN AND PROFILE OF PROPOSED HIGHWAY "ABBERT ROAD KODIAK ISLAND". ROUTE 060000, DATED APRIL 1, 1952.
5. STATE OF ALASKA DEPARTMENT OF TRANSPORTATION & PUBLIC FACILITIES PROJECT DESIGNATION F-011-1(5), DATED 1987 "AS-BUILT" DRAWINGS.
6. STATE OF ALASKA DEPARTMENT OF TRANSPORTATION & PUBLIC FACILITIES REZANOF DRIVE PROJECT DESIGNATION F-001-1(11)/59114, DATED 1993
7. STATE OF ALASKA DEPARTMENT OF TRANSPORTATION & PUBLIC FACILITIES RIGHT OF WAY MAP ALASKA PROJEC REZANOF DRIVE GIBSON COVE REALIGNMENT, PROJECT DESIGNATION HRO-011-1(12), DATED APRIL 24, 1996

…HED AREA & CAT WALKS REPRESENTS
…AINER TERMINAL DOCK AREA

…CT A

…Y NO. 1266

…HARBOR

REVISION	DATE

PREPARED FOR: CSX LINES LLC
KODIAK, ALASKA 99615

PIER III CONTAINER TERMINAL

KODIAK — CITY OF KODIAK — ALASKA

DRAWN BY M.ST.D.	DATE 11/12/02	ASSESS AREA OF PIER
SCALE 1" = 100'	SHEET 1 of 1	PROJECT NO.

ST.DENNY SURVEYING, INC.
P.O. BOX 765, KODIAK, ALASKA 99615

PORT OF KODIAK
PREFERENTIAL USE AGREEMENT
EXHIBIT B

Pier 3 General Operating Area
811 Rezanof Drive West
Kodiak, Alaska 99615

Term of Agreement: January 1, 2005 through June 30, 2009